UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 6, 2018 (May 31, 2018)

Date of Report (Date of earliest event reported)

Willbros Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34259	30-0513080
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.             Completion of Acquisition or Disposition of Assets.

On June 1, 2018, Primoris Services Corporation, a Delaware corporation (“Primoris”), completed its previously announced acquisition of Willbros Group, Inc., a Delaware corporation (“Willbros”). Pursuant to the terms of that Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 27, 2018, Waco Acquisition Vehicle, Inc., a Delaware corporation and wholly owned subsidiary of Primoris (“Merger Sub”), merged with and into Willbros (the “Merger”), with Willbros surviving the Merger as a wholly-owned subsidiary of Primoris.

Pursuant to the Merger Agreement and by virtue of the Merger, each share of Willbros common stock issued and outstanding immediately prior to the Merger was converted into the right to receive $0.60 in cash, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth in the Merger Agreement. As also provided under the Merger Agreement, certain equity awards held by employees of Willbros were converted into cash equal to the product of (A) the number of shares of such awards and (B) the Merger Consideration, less applicable taxes required to be withheld.

The aggregate amount of the Merger Consideration was approximately $107.0 million, net of cash acquired. Primoris funded the Merger Consideration and certain costs associated with the Merger through a combination of existing cash balances and borrowings under its Revolving Credit Facility.

In connection with the Merger Agreement, Primoris provided $15.0 million in secured bridge financing to support Willbros working capital needs through May 31, 2018. Prior to closing, Willbros repaid the $15.0 million financing plus accrued interest in full.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2 to the Current Report on Form 8-K filed by Willbros on March 28, 2018 and incorporated herein by reference in its entirety.

Item 3.03.             Material Modification to Rights of Security Holders.

(a)

The disclosure under Item 2.01 and Item 5.03 is incorporated herein by reference.

Item 5.01.             Change in Control of Registrant.

The disclosure under Item 2.01 is incorporated herein by reference.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)

All of the directors of the Company prior to the effective time of the Merger ceased to be directors of the Company effective as of the effective time of the Merger. As of the effective time of the Merger, the directors and officers of Merger Sub immediately prior to the effective time of the Merger became the directors and officers of Willbros. The director of Merger Sub immediately prior to the effective time of the Merger was David King. The officers of Merger Sub immediately prior to the effective time of the Merger were David King as President, Peter J. Moerbeek as Vice President and Treasurer, and John M. Perisich as Vice President and Secretary.

In connection with the Merger, Michael J. Fournier resigned as Chief Executive Officer of Willbros; Jeffrey B. Kappel resigned as Senior Vice President and Chief Financial Officer of Willbros; Johnny M. Priest resigned as Executive Vice President, Utility Transmission & Distribution of Willbros; Jeremy R. Kinch resigned as Senior Vice President, Willbros Canada; and Linnie A. Freeman resigned as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Willbros. Messrs. Priest and Kinch remained employees of Primoris in non-executive officer roles.

Item 5.03.             Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

(a)

On June 1, 2018: (i) Willbros’ certificate of incorporation was amended and restated in its entirety so as to read in the form attached hereto as Exhibit 3.1; and (ii) Willbros’ bylaws were amended and restated in their entirety so as to read in the form attached hereto as Exhibit 3.2.

Item 5.07.             Submission of Matters to a Vote of Security Holders.

On May 31, 2018, stockholders holding 64.26% of the then outstanding shares of Willbros’ common stock voted, in person or by proxy, at a special meeting to approve certain matters solicited by Willbros in the Schedule 14A filed May 2, 2018. 40,385,792 shares of common stock voted “FOR,” 220,581 shares voted “AGAINST,” and 18,120 shares abstained with respect to the proposal to adopt the Merger Agreement.  40,101,590 shares of common stock voted “FOR,” 402,766 shares voted “AGAINST,” and 120,137 shares abstained with respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies to adopt the Merger Agreement.  29,895,060 shares of common stock voted “FOR,” 9,934,333 shares voted “AGAINST,” and 795,100 shares abstained with respect to the proposal to approve, on an advisory basis, the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the Merger.  Each of the proposals submitted to the stockholders at the special meeting were approved by the requisite vote for approval.

Item 9.01.             Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger dated March 27, 2018, among Primoris Services Corporation, Waco Acquisition Vehicle, Inc., and Willbros Group, Inc. (incorporated by reference to Exhibit 2 to our Current Report on Form 8-K, as filed with the SEC on March 28, 2018)

3.1	Restated Certificate of Incorporation of Willbros Group, Inc.

3.2	Amended and Restated Bylaws of Willbros Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILLBROS GROUP, INC.

Dated: June 6, 2018	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Vice President and Treasurer